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                                                                      EXHIBIT 11

                                  Schawk, Inc.
      Computation of Actual and Pro Forma Net Income per Share of Common
                         and Common Equivalent Shares
                 (Thousands of dollars, except per share data)



                                                                    Three months ended March 31

                                                                      1996             1995
                                                                      ----             ----
Primary:

Average number of shares used to compute primary
  earnings per share                                                19,305           19,176
Common stock issuable upon assumed conversion of
  stock option exercises                                               102              183
                                                                   -------        ---------
Total                                                               19,407           19,359
                                                                   =======        =========

Net income available for Class A common shares:
Net income                                                        $  1,588        $   1,611
Less preferred dividends                                               313              340
                                                                  --------        ---------
Net income available for Class A common shares                    $  1,275        $   1,271
                                                                  ========        =========

Primary earnings per share                                        $   0.07        $    0.07

Fully diluted:

Average number of shares used to compute fully
  diluted earnings per share                                        19,305           19,176
Common stock issuable upon assumed conversion
  of stock option  exercises                                           146              183
                                                                  --------        ---------
                                                                    19,451           19,359
                                                                  ========        =========

Net income available for Class A common shares:

  Net income                                                      $  1,588        $   1,611
  Less preferred dividends                                             313              340
                                                                  --------        ---------
Net income available for Class A common shares                    $  1,275        $   1,271
                                                                  ========        =========

Fully diluted earnings per share                                  $   0.07        $    0.07





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